Exhibit 10.17

PHARMACEUTICAL TECHNOLOGIES AND SERVICES

DEFERRED COMPENSATION PLAN

Effective April 10, 2007

-i-

PHARMACEUTICAL TECHNOLOGIES AND SERVICES

DEFERRED COMPENSATION PLAN

The purpose of this Pharmaceutical Technologies and Services Deferred Compensation Plan (the “Plan”) is to permit the members of the Board of Directors of Cardinal Health 409, Inc. (the “Company”) and a select group of the management and highly compensated employees of the Company to continue to defer a portion of the base salary, bonuses and other cash compensation otherwise payable to them in the same manner and subject to the same terms as the Prior Plan. The Plan shall be effective as of April 10, 2007.

Background Information

A. The Company intends for the Plan to continue that portion of the Prior Plan that applied to the Company’s employees. The Plan will continue to be an unfunded, nonqualified deferred compensation arrangement as provided under ERISA and to satisfy the requirements of a “top hat” plan thereunder and under Labor Regulation Section 2520.104-23.

B. This Plan is intended to comply with the requirements of Section 409A of the Code, and to constitute a good faith effort at meeting such requirements pending the issuance of final regulations by the Internal Revenue Service (“IRS”). To the extent inconsistent with Code Section 409A or regulations issued thereunder, this Plan shall be amended to conform to such requirements within applicable time limitations established by the IRS.

ARTICLE I

DEFINITIONS AND GENERAL PROVISIONS

1.1 Definitions. The terms defined in this Article shall have the meanings set forth below unless the context clearly requires another meaning. When the defined meaning is intended, the term is capitalized.

(a) Account. The bookkeeping account described in Section 3.6 under which Benefits (as adjusted for earnings or losses) are credited on behalf of a Participant.

(b) Beneficiary. The person(s) entitled to receive any distribution hereunder upon the death of a Participant. The Beneficiary for Benefits payable under this Plan shall be the beneficiary designated by the Participant in accordance with procedures established by the Committee as of the Participant’s date of death, or, in the absence of any such designation, the Participant’s estate.

(c) Benefits. Collectively, Deferred Compensation Credits, Matching Credits, Company Contribution Credits, Social Security Supplement Credits and Prior Plan Credits.

(d) Board. The Board of Directors of the Company.

(e) Change of Control. For purposes of the Plan, a Change of Control means: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act other than The Blackstone Group or its affiliates or (ii) any “person” or “group”, other than The Blackstone Group or its affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise and The Blackstone Group ceases to control the Board.

(f) Code. The Internal Revenue Code of 1986, as amended from time to time.

(g) Committee. The Compensation Committee of the Board or such other committee of the Board to which the Board has delegated power to oversee the administration of the Plan and, if no such committee has been created, the Board.

(h) Company. Cardinal Health 409, Inc.

(i) Company Contribution Credits. Company Contribution Credits shall have the meaning set forth in Section 3.4 of the Plan.

(j) Compensation. Amounts paid or payable by the Company or its affiliates to an Eligible Employee for a Plan Year which are includable in income for federal tax purposes, including base salary and variable compensation in the form of commissions and/or bonuses (except as otherwise provided herein). Notwithstanding the foregoing, the following amounts are excluded from Compensation: (i) other cash or non-cash compensation, expense reimbursements or other Benefits or contributions by the Company or its affiliates to any other employee benefit plan, other than pre-tax salary deferrals into the Qualified Plan or any Code Section 125 plan sponsored by the Company, or any of its affiliates, (ii) amounts realized (A) from the exercise of a stock option, (B) when restricted stock (or property) held by a Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, (C) when the shares underlying restricted share units are payable to a Participant, or (D) from the sale, exchange or other disposition of stock acquired under a qualified stock option, and (iii) any amounts that are required to be withheld from a Participant’s wages from the Company pursuant to Code Section 3102 to satisfy the Participant’s tax obligations under Code Section 3101. With respect to Directors, “Compensation” means any and all fees paid for service as a member of the Board, including fees for attendance at Board meetings or committee meetings.

(k) Compensation Deferral Agreement. Compensation Deferral Agreement shall mean the deferral election agreement by which a Participant elects the percentage of Compensation to be deferred and credited to an Account on such Participant’s behalf. For the first Plan Year, the Participant’s Compensation Deferral Agreement executed in connection with deferral elections for the 2007 Plan Year under the Prior Plan shall continue to apply.

(l) Deferred Compensation Credits. Deferred Compensation Credits shall have the meaning set forth in Section 3.1 of the Plan.

(m) Director. A member of the Board.

(n) Distribution Options. A single lump sum or annual installment payments over a period of five (5) or ten (10) years. The “standard” form of distribution shall be a single lump sum payment unless otherwise elected by a Participant in accordance with the terms of the Plan or as determined by the Company to the extent permitted by Code Section 409A and regulations thereunder.

(o) Effective Date. April 10, 2007.

(p) Eligible Employee. Any individual who is (i) among a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA), and (ii) designated by the Company as eligible to make Compensation deferral contributions under Article II of the Plan in accordance with eligibility criteria established from time to time by the Committee. For the 2007 Plan Year, any employee who was an Eligible Employee in the Prior Plan will continue to be an Eligible Employee in the Plan.

(q) ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

(r) Exchange Act. The Securities Exchange Act of 1934, as amended from time to time.

(s) Matching Credits. Matching Credits shall have the meaning set forth in Section 3.3 of the Plan.

(t) Participant. Any Director or any Eligible Employee who meets the eligibility requirements for participation in the Plan as set forth in Article II and who earns Benefits under the Plan.

(u) Plan. The Pharmaceutical Technologies and Services Deferred Compensation Plan, as set forth herein, and as such Plan may be amended from time to time hereafter.

(v) Plan Year. The fiscal year of the Plan, which is the twelve (12) consecutive month period beginning January 1 and ending December 31, with the exception that the year of the Plan’s inception will be from April 10, 2007 through and including December 31, 2007.

(w) Prior Plan. The Cardinal Health Deferred Compensation Plan, as amended and restated effective January 1, 2005.

(x) Prior Plan Credits. Company Contribution Credits shall have the meaning set forth in Section 3.6 of the Plan.

(y) Qualified Plan. The Pharmaceutical Technologies and Services Savings Plan, as amended from time to time.

(z) Retirement. An Eligible Employee’s “separation from service” (within the meaning of Section 409A(2)(A)(i) of the Code) with the Company or its affiliates following attainment of age 65 or the retirement from the Board of any Director.

(aa) Social Security Supplement Credits. Social Security Supplement Credits shall have the meaning set forth in Section 3.5 of the Plan.

(bb) Termination of Employment. A Participant’s “separation from service” (within the meaning of Section 409A(2)(A)(i) of the Code) with the Company or its affiliates for any reason other than Retirement, death or Total Disability.

(cc) Total Disability. Occurs when a Participant is either unable to engage in any substantial gainful activity or is receiving income replacement benefits under an accident and health plan covering employees for a period of not less than three (3) months, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The Company shall determine the existence of a Total Disability in its sole discretion and may require the Participant to submit to periodic medical examinations at the Participant’s expense to confirm the existence and continuation of a Total Disability. The determination of Total Disability shall be made in accordance with Code Section 409A and applicable regulations.

(dd) Unforeseeable Emergency. A severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant (as defined in Code Section 152(a)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(ee) Year of Service. A period of twelve (12) consecutive calendar months during which a Participant is employed by the Company or one of its affiliates and prior to April 10, 2007 by Cardinal Health, Inc. or one of its affiliates.

1.2 General Provisions. The masculine wherever used herein shall include the feminine; singular and plural forms are interchangeable. Certain terms of more limited application have been defined in the provisions to which they are principally applicable. The division of the Plan into Articles and Sections with captions is for convenience only and is not to be taken as limiting or extending the meaning of any of its provisions.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1 General Eligibility Conditions. To become eligible to participate in the Plan, an individual must be (i) among a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and (ii) designated as an Eligible Employee by the Company (or another participating employer) to receive any applicable Company contributions and to make Compensation deferral contributions under the Plan. For the 2007 Plan Year, any Participant in the Prior Plan will continue to be a Participant in the Plan. In order to receive a benefit under the Plan, however, a Participant must also meet the requirements of Sections 2.2 and 2.3.

2.2 Elections to Defer Compensation. To participate actively in the Plan (i.e., to make deferrals hereunder), a Participant must execute or acknowledge a Compensation Deferral Agreement, or otherwise agree to defer some of his Compensation in accordance with such other procedures, including electronic enrollment, as are established by the Committee from time to time. A Participant’s Compensation Deferral Agreement shall be maintained by or on behalf of the Committee. A Compensation Deferral Agreement may include separate elections for each item described below or may include one election that applies to one or more of the items described below as determined by the Committee.

(a) Initial Election. A Participant’s Compensation Deferral Agreement must be executed, acknowledged, filed or submitted electronically within thirty (30) days of first becoming eligible to participate in the Plan with respect to services to be provided following such election. For purposes of an initial election with respect to Participants who were Participants in the Prior Plan and who continue to be Participants in this Plan on the Effective Date, such Participant’s Compensation Deferral Agreement filed under the Prior Plan shall continue to apply under this Plan for the 2007 Plan Year.

(b) Elections to Defer Non-Performance-Based Compensation. After a Participant’s initial election to participate in the Plan, an election to defer salary or any non-performance-based compensation must be filed in advance of the beginning of the calendar year during which the services upon which the compensation is based are performed, or at such other time as may be required under Code Section 409A and the regulations and guidance issued thereunder.

(c) Elections to Defer Performance-Based Compensation. After a Participant’s initial election to participate in the Plan, an election to defer performance-based compensation (within the meaning of Code Section 409A) earned over a period of at least twelve (12) months must be filed (i) no later than six (6) months before the end of the service period to which the performance-based compensation relates and (ii) before it becomes substantially certain that such compensation will be paid and the amount of such compensation has become readily ascertainable.

(d) Modification of Election. Elections to participate and defer Compensation shall be irrevocable with respect to the Compensation to which they apply and may be amended, revoked or suspended by the Participant only effective as of the January 1 following the amendment, revocation or suspension in accordance with procedures established by the Committee, unless Code Section 409A and the regulations and guidance issued thereunder permit amendment, revocation or suspension as of some other time.

2.3 Eligibility List; Suspension of Active Participation. The Committee shall maintain a written list of those employees who then qualify as Eligible Employees under the Plan, as determined by the eligibility criteria established by the Committee. Any Participant not listed as an Eligible Employee for a given Plan Year shall cease to have any right to defer Compensation for such Plan Year. However, any amounts credited to the Account of a Participant whose participation is suspended shall otherwise continue to be maintained under the Plan in accordance with its terms.

2.4 Termination of Participation. A Participant’s participation in the Plan shall continue until such individual ceases (i) to be described as a Director or as an Eligible Employee, and (ii) to have any vested interest in the Plan (as a result of distributions made to such Participant or his Beneficiary, if applicable, or otherwise).

2.5 Participation by Other Employers. With the consent of the Company, any corporation that is a member of the same controlled group as the Company (within the meaning of Code Section 1563(a)) may become a participating employer under the Plan by taking such action as may be necessary or desirable to put the Plan into effect with respect to such corporation. Accrued account amounts under the Prior Plan sponsored by the prior parent of the Company for the members of the Board and for their employees shall be transferred to and assumed by this Plan as soon as practicable following the date on which the Company is no longer part of the same controlled group as its prior parent and the trustee of the Prior Plan is able to complete such transfer. Notwithstanding any other provision of the Plan to the contrary, the terms of any such plans shall thereafter be governed by the terms of this Plan provided that the accrued benefit of all participants in such plans shall not be reduced and shall be preserved and assumed by this Plan.

2.6 Confidentiality and Non-Competition Agreement. In its discretion, the Company may require any Eligible Employee selected to become a Participant in the Plan to execute a Confidentiality and Non-Competition Agreement with the Company or its affiliates in consideration of the Benefits to be provided hereunder.

ARTICLE III

DEFERRED COMPENSATION AND BENEFITS

3.1 Deferred Compensation Credits. Pursuant to the provisions of Article II and this Article III, a Participant and the Company may, by mutual agreement, provide for deferred and postponed payment of a percentage of the Participant’s Compensation which otherwise would be paid during the applicable Plan Year(s) for services to be rendered in such year(s). A Participant who is an Eligible Employee may elect to defer between one percent (1%) and twenty percent (20%) of Compensation. A Participant who is a Director may elect to defer between twenty percent (20%) and one hundred percent (100%) of Compensation. The Company may, in its discretion, establish and change from time to time the minimum and maximum amount that may be so deferred for Participants in a given Plan Year. Elections shall be made in accordance with Section 2.2 and any procedures established by the Committee. In addition, special limitations may be established by the Committee to apply to the deferral of any special bonus or other non-periodic Compensation that a Participant is expected to receive. The Company will credit the deferred compensation amount agreed to for each Plan Year to the Participant’s Account from time to time as the deferred amounts otherwise would have been earned by the Participant. All contributions under this provision to the Accounts of Participants in the Plan, as adjusted for earnings or losses (described below), are referred to as “Deferred Compensation Credits.”

3.2 Suspension of Deferrals. A Participant’s Deferred Compensation Credits hereunder will be automatically suspended during any unpaid leave of absence or temporary layoff. Contributions suspended in accordance with the provisions of this paragraph shall be automatically resumed, without the necessity of any action by the Participant, upon return to active employment at the expiration of such suspension period.

3.3 Matching Credits. The Company may, in its discretion, credit to a Participant’s Account each Plan Year during which the Participant is selected to participate in the Plan an amount equal to a percentage of the Participant’s Deferred Compensation Credits as a matching contribution. The amount of any such contributions may vary from Plan Year to Plan Year or among Participants in the discretion of the Company. In general, such matching contributions may be made at the same rate as is applicable to the Participant under the Qualified Plan, but only with respect to the portion of a Participant’s deferrals from the first $100,000 of Compensation in excess of the maximum amount of Compensation recognized under the Qualified Plan under Section 401(a)(17) of the Code for the fiscal year of the Qualified Plan that coincides with or ends within the Plan Year of this Plan. All contributions under this provision to the Accounts of Participants in the Plan, as adjusted for earnings or losses (described below), are referred to as “Matching Credits.”

3.4 Company Contribution. The Company may, in its discretion, credit to the Participant’s Account each Plan Year during which the Participant is selected to participate in the Plan an amount equal to a percentage of the Participant’s Compensation in excess of the dollar limitation in effect for the Plan Year under Section 401(a)(17) of the Code, but not more than $100,000 above such compensation limit. All contributions under this provision to the Accounts of Participants in the Plan, as adjusted for earnings or losses (described below), are referred to as “Company Contribution Credits.” Contributions made to Participant Accounts under this Section 3.4 may be subject to additional requirements as established from time to time by the Committee, such as a requirement to be employed on the last day of the Plan Year.

3.5 Social Security Supplement Credits The Company may make an additional discretionary contribution to the Participant’s Account for each Plan Year during which the Participant is selected to participate in the Plan equal to a percentage of the Participant’s Compensation in excess of the dollar limitation in effect for the Plan Year under Section 401(a)(17) of the Code, but not more than $100,000 above such compensation limit, for the purpose of supplementing the benefits the Participant will receive at retirement under the Social Security program. All contributions under this provision to the Accounts of Participants in the Plan, as adjusted for earnings or losses (described below), are referred to as “Social Security Supplement Credits.” Contributions made to Participant Accounts under this Section 3.5 may be subject to additional requirements as established from time to time by the Committee, such as a requirement to be employed on the last day of the Plan Year.

3.6 Prior Plan Credits. The Company shall credit to each Participant’s Account the accrued benefit of the Participants, if any, under the Prior Plan. All amounts credited as contributions under this provision to the Accounts of Participants in the Plan, as adjusted for earnings or losses (described below), are referred to as “Prior Plan Credits.” A schedule of the amounts credited to the Accounts of Participants from the Prior Plan shall be maintained by the Committee.

3.7 Participant’s Account.

(a) Establishment of Account. Solely for the purpose of measuring the amount of the Company’s obligations to each Participant or his Beneficiary or Beneficiaries under the Plan, the Company will maintain a separate bookkeeping record for each Participant in the Plan.

(b) Determination of Earnings or Losses. The Company, in its discretion, may either credit a hypothetical earnings rate to a Participant’s Account balance for the Plan Year or any portion of the Plan Year, or may actually invest an amount equal to the amount credited to the Participant’s Account from time to time in an account or accounts in its name with investment media or companies, which investment options may include some or all of those used for investment purposes under the Qualified Plan, as determined by the Company in its discretion. If such separate investments are made, the Participant may be permitted to direct the investment of the portion of the Company’s accounts allocable to him under the Plan in the same manner he is permitted to direct the investment of his account in the Qualified Plan, except that certain of the investment options may not be available options under this Plan. The Participant may change the allocation of his Account among the applicable investment alternatives then available under the Plan in accordance with procedures established by the Committee from time to time. The Company is not obligated to make any particular investment options available if investments are in fact made, and may, from time to time in its sole discretion, change the investment alternatives. Nothing herein shall be construed to confer on the Participant the right to continue to have any particular investment available.

The Company will credit the Participant’s Account with hypothetical or actual earnings or losses at least quarterly based on the earnings rate declared by the Company or the performance results of the Company’s account(s) invested pursuant to the Company’s or the Participant’s directions, and shall determine the fair market value of the Participant’s Account based on the bookkeeping record or the fair market value of the portion of the Company’s accounts representing the Participant’s Account. The determination of the earnings, losses or fair market value of the Participant’s Account may be adjusted by the Company to reflect its payroll, income or other taxes or costs associated with the Plan, as determined by the Company in its sole discretion.

(c) Establishment of Trust. The Company may also establish a deferred compensation trust that qualifies as a so-called “rabbi” trust meeting applicable requirements of Code Section 409A and the regulations and guidance issued thereunder.

ARTICLE IV

VESTING

4.1 Deferred Compensation Credits, Matching Credits and Prior Plan Credits. A Participant will always be one hundred percent (100%) vested in amounts credited to his Account as Deferred Compensation Credits, Matching Credits, Prior Plan Credits and earnings allocable thereto.

4.2 Company Contribution Credits and Social Security Supplement Credits. A Participant shall become one hundred percent (100%) vested in amounts credited to his Account as Company Contribution Credits and Social Security Supplement Credits and earnings allocable thereto upon his Retirement, death, Total Disability or upon a Change of Control. If a Participant experiences a Termination of Employment (other than due to a Change of Control), all rights of the Participant, his Beneficiaries, executors, administrators, or any other person to receive Benefits under this Plan derived from amounts credited as Company Contribution Credits and Social Security Supplement Credits shall vest as of the date that the Participant has completed three (3) Years of Service with the Company or any of its affiliates. If a Participant experiences a Termination of Employment before that date (other than due to a Change of Control), all Company Contribution Credits and Social Security Supplement Credits shall be forfeited. If a Participant experiences a Termination of Employment but is subsequently re-employed by the Company or its affiliates, no Benefits forfeited hereunder shall be reinstated unless otherwise determined by the Company in its sole discretion.

ARTICLE V

DISTRIBUTION OF BENEFITS

5.1 Timing of Payment. A Participant shall receive payment of the amounts credited to his Account upon his Retirement, death, separation from service” (within the meaning of Section 409A of the Code) due to Total Disability or Termination of Employment. The Participant will begin to receive the amount credited to his Account as of such date beginning on the first regular payment processing date to occur at least six (6) months after the date of the Participant’s Termination of Employment, Retirement, death or Total Disability. The Committee may establish regular payment processing dates and change the same from time to time in its discretion, provided there are at least two such dates each Plan Year. If payment is to be made in a lump sum, it shall occur on the first regular payment processing date as described above. If payment is to be made in annual installments, it shall commence on such first regular payment processing date with subsequent annual installments to occur on the same date each year thereafter until the Participant’s Account is distributed in full.

5.2 Distribution Upon Retirement, Termination of Employment, or Service as a Director. The Participant must provide the Company advance notice of his intention to retire and receive Benefits hereunder in accordance with uniform procedures established by the Committee. Upon Retirement, Termination of Employment, or “separation from service” (within the meaning of Section 409A of the Code) from the Board, the Participant shall be eligible to receive payment of the amounts credited to the Participant’s Account in the standard

Distribution Option commencing as of the date specified in Section 5.1 above. Alternatively, a Participant may elect another Distribution Option at the time of initial enrollment in the Plan. The Participant may change his election of a Distribution Option pursuant to an election made during the annual deferral election period prior to the beginning of each Plan Year, provided said election is made at least twelve (12) months prior to the date that payments would have otherwise begun under such option, the new Distribution Option does not complete the distribution of the Participant’s Account more quickly than the election in effect at the date of the new election and all amounts with respect to which the subsequent election is effective shall be or begin to be paid no earlier than the fifth anniversary of the date such amounts were previously payable. If a Distribution Option election is made or changed and distribution is triggered before twelve (12) months have elapsed, the distribution will be made in accordance with the Distribution Option election in effect prior to the change or, if none, in accordance with the standard Distribution Option.

If an annual installment payment method is the selected Distribution Option, the amount of the annual Benefit shall equal the amount necessary to fully distribute the Participant’s Account as an annual Benefit payable over the installment period, consistent with the following methodology: the amount payable as the annual installment shall equal the value of the Participant’s Account as of the most recent Account valuation date, multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of annual installments remaining in the installment period elected by the Participant. For example, assuming a ten (10) year installment payment period applies, the amount distributed at each of the distribution dates would represent the value of the Participant’s Account as of the most recent valuation date preceding the actual distribution date multiplied by the following factors: Year 1 - 10% (1/10), Year 2 - 11.11% (1/9), Year 3 - 12.5% (1/8), Year 4 - 14.29% (1/7), Year 5 - 16.66% (1/6), Year 6 - 20% (1/5), Year 7 - 25% (1/4), Year 8 - 33.33% (1/3), Year 9 - 50% (1/2) and Year 10 - 100% (1/1).

Notwithstanding the foregoing, if the Participant experiences a “separation of service” (within the meaning of Section 409A of the Code) within two (2) years after a Change of Control occurs, then the Participant’s Account shall be payable in a single lump sum on the first regular payment processing date after the termination of the Participant’s employment or service, as applicable, unless a longer delay is required by applicable law, in which event the lump sum shall be paid as soon as is permitted by applicable law.

5.3 Distribution Upon Death.

(a) After Distribution Has Begun. In the event of the death of a Participant while receiving Benefit payments under the Plan, the Beneficiary or Beneficiaries designated by the Participant shall be paid the remaining payments due under the Plan in accordance with the method of distribution in effect with respect to the Participant at the date of death.

(b) Before Distribution Has Begun. In the event of the death of a Participant prior to the commencement of the distribution of Benefits under the Plan, such Benefits shall be paid to the Beneficiary or Beneficiaries designated by the Participant, beginning as soon as practicable after the Participant’s death. Such Benefits shall be paid in the standard Distribution Option unless another Distribution Option was timely elected by the Participant at least twelve (12) months prior to his death.

5.4 Distribution Upon Total Disability. In the event of a Participant’s “separation from service” (within the meaning of Section 409A) due to Total Disability, the Participant shall be eligible to receive payment of the amounts credited to his Account in the standard Distribution Option commencing as soon as practicable after the Committee is satisfied as to the existence of a Total Disability with respect to such Participant. The Participant’s Account may also be payable in one of the other Distribution Options provided such other Distribution Option was timely elected by the Participant at least twelve (12) months prior to such separation from service.

Total Disability shall be considered to have ended and entitlement to a disability benefit shall cease if the Participant (i) is re-employed by the Company or its affiliates, or (ii) engages in any substantial gainful activity, except for such employment as is found by the Committee in its sole discretion to be for the primary purpose of rehabilitation or not incompatible with a finding of Total Disability. If entitlement to a disability benefit ceases in accordance with the provisions of this paragraph, the Participant shall not be prevented from qualifying for a Benefit under another provision of the Plan.

5.5 Special Rules for Prior Plan Credits. Amounts credited to a Participant’s Account as Prior Plan Credits shall be payable under the terms of this Plan notwithstanding any contrary provisions of the Prior Plan. Notwithstanding the foregoing, any amounts that are currently being paid to Participants who are no longer employed by the Company or its affiliates or are no longer members of the Board as of the Effective Date, shall continue to be distributed in accordance with the elections in effect as of that date unless to do so is not permitted under Code Section 409A and regulations and guidance issued thereunder.

5.6 Withdrawals for Unforeseeable Emergency. Upon the occurrence of an Unforeseeable Emergency, a Participant shall be eligible to receive payment of the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent such liquidation would not itself cause severe financial hardship). The amount determined to be properly distributable under this Section 5.6 and applicable regulations and guidance under Code Section 409A shall be payable in a single lump sum only. It shall be the responsibility of the Participant seeking to make a withdrawal under this Section 5.6 to demonstrate to the Committee that an Unforeseeable Emergency has occurred and to document the amount properly distributable hereunder.

ARTICLE VI

PLAN ADMINISTRATION

6.1 Administration. The Plan shall be administered by the Committee as an unfunded deferred compensation plan that is not intended to meet the qualification requirements of Code Section 401.

6.2 Committee.

(a) Duties of the Committee. The Committee shall operate and administer the Plan and shall have all powers necessary to accomplish that purpose, including, but not limited to the discretionary authority to:

(i) interpret the Plan;

(ii) determine all questions relating to the rights and status of Eligible Employees and Participants;

(iii) make such rules and regulations for the administration of the Plan as are not inconsistent with the terms and provisions hereof or applicable law;

(iv) change or waive any requirements of the Plan to conform with the law or to meet special circumstances not anticipated or covered in the Plan;

(v) determine the times and places for holding meetings of the Committee and the notice to be given of such meetings;

(vi) employ such agents and assistants, such counsel (who may be counsel to the Company), and such clerical and other services as the Committee may require in carrying out the provisions of the Plan;

(vii) authorize one or more of their number or any agent to execute or deliver any instrument on behalf of the Committee; and

(viii) such other authority and powers relating to the administration of the Plan, except such as are reserved for the Board.

(b) Committee Decisions Final. All decisions made by the Committee or the Board shall be final, conclusive and binding on all parties concerned.

6.3 Reliance. The members of the Committee, and the Company and its officers and directors, shall be entitled to rely upon all valuations, certificates and reports furnished by any funding agent or service provider, upon all certificates and reports made by an accountant, and upon all opinions given by any legal counsel selected or approved by the Committee, and the members of the Committee and the Company and its officers and directors shall, except as otherwise provided by law, be fully protected in respect of any action taken or suffered by them in good faith in reliance upon any such valuations, certificates, reports, opinions or other advice of a funding agent, service provider, accountant or counsel.

6.4 Statement of Participant’s Account. The Committee shall, as soon as practicable after the end of each Plan Year, provide to each Participant a statement setting forth the Account of such Participant under Section 3.7 as of the end of such Plan Year. Such statement shall be deemed to have been accepted as correct unless written notice to the contrary is received by the Committee within thirty (30) days after providing such statement to the Participant. Account statements may be provided more often than annually in the discretion of the Committee.

6.5 Claims Procedures.

(a) Filing Claims. Any Participant, Beneficiary or other individual (hereinafter a “Claimant”) entitled to Benefits under the Plan, or otherwise eligible to participate herein, shall be required to make a claim with the Committee (or its designee) requesting payment or distribution of such Plan Benefits (or written confirmation of Plan eligibility, as the case may be), on such form or in such manner as the Committee shall prescribe. Unless and until a Claimant makes proper application for Benefits in accordance with the rules and procedures established by the Committee, such Claimant shall have no right to receive any distribution from or under the Plan.

(b) Notification to Claimant. If a Claimant’s application is wholly or partially denied, the Committee (or its designee) shall, within ninety (90) days, furnish to such Claimant a written notice of its decision. Such notices shall be written in a manner calculated to be understood by such Claimant, and shall contain at least the following information:

(i) the specific reason or reasons for such denial;

(ii) specific reference to pertinent Plan provisions upon which such denial is based;

(iii) a description of any additional material or information necessary for such Claimant to perfect his claim, and an explanation of why such material or information is necessary; and

(iv) an explanation of the Plan’s claim review procedure describing the steps to be taken by such Claimant, if he wishes to submit his claim for review.

(c) Review Procedure. Within sixty (60) days after the receipt of such notice from the Committee, such Claimant, or the duly authorized representative thereof, may request, by written application to the Plan, a review by the Committee of the decision denying such claim. In connection with such review, such Claimant, or duly authorized representative thereof, shall be entitled to receive any and all documents pertinent to the claim or its denial and shall also be entitled to submit issues and comments in writing. The decision of the Committee upon such review shall be made promptly and not later than sixty (60) days after the receipt of such request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after the Committee’s receipt of a request for review. Any such decision on review shall be in writing and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

6.6 Payment of Expenses. All costs and expenses incurred in administering the Plan shall be paid from the Plan unless the Company elects to pay the costs and expenses.

6.7 Not a Restriction on Other Arrangements. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for the Participants.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1 Amendment. The Company has reserved, and does hereby reserve, the right at any time and from time to time by action of the Committee or the Board to amend, modify or alter any or all of the provisions of the Plan without the consent of any Eligible Employees or Participants; provided, however, that no amendment shall operate retroactively so as to affect adversely any rights to which a Participant may be entitled under the provisions of the Plan as in effect prior to such action. Any such amendment, modification or alteration shall be expressed in an instrument executed by an authorized officer or officers of the Company, and shall become effective as of the date designated in such instrument.

7.2 Termination. The Company reserves the right to suspend, discontinue or terminate the Plan, at any time in whole or in part; provided, however, that a suspension, discontinuance or termination of the Plan shall not accelerate the obligation to make payments to any person not otherwise currently entitled to payments under the Plan, unless otherwise specifically so determined by the Company and permitted by applicable law, relieve the Company of its obligations to make payments to any person then entitled to payments under the Plan, or reduce any existing Account balance.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 Employment Relationship. A Participant shall be considered to be in the employ of the Company (and its related affiliates and subsidiaries) as long as he remains an employee of either the Company, any of its affiliates or any corporation to which substantially all of the assets and business of the Company are transferred. For this purpose, a subsidiary corporation of the Company is any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, as of the date such determination is to be made, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. Nothing in the adoption of the Plan or the crediting of deferred compensation hereunder shall confer on any Participant the right to continued employment by the Company or its affiliates, or affect in any way the right of the Company or its affiliates to terminate his employment at any time. Any question as to whether and when there has been a termination of a Participant’s employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final, conclusive and binding on all parties concerned.

8.2 Company as Agent for Related Employers. Each corporation which shall become a participating employer pursuant to Section 2.5 by so doing shall be deemed to have appointed the Company its agent to exercise on its behalf all of the powers and authority hereby conferred upon the Company by the terms of the Plan, including but not limited to the power to amend and terminate the Plan. The Company’s authority shall continue unless and until the related employer terminates its participation in the Plan.

8.3 Facility of Payments. Whenever, in the opinion of the Committee, a person entitled to receive any payment, or installment thereof, is under a legal disability or is unable to manage his financial affairs, the Committee shall have the discretionary authority to direct payments to such person’s legal representative or to a relative or friend of such person for his benefit. Alternatively, the Committee may in its discretion apply the payment for the benefit of such person in such manner as the Committee deems advisable. Any such payment or application of Benefits made in good faith in accordance with the provisions of this Section 8.3 shall be a complete discharge of any liability of the Committee with respect to such payment or application of Benefits.

8.4 Funding. All Benefits under the Plan are unfunded and the Company shall not be required to establish any special or separate fund or to make any other segregation of assets in order to assure the payment of any amounts under the Plan; provided, however, that in order to provide a source of payment for its obligations under the Plan, the Company may establish a trust fund. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his Beneficiary shall have any rights in or against any amounts credited under the Plan or any other specific assets of the Company. All amounts credited under the Plan to the benefit of a Participant shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.

8.5 Anti-Assignment. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit shall be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits. If a Participant, a Participant’s spouse, or any Beneficiary should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to Benefits under the Plan, then those rights, in the discretion of the Committee, shall cease. In this case, the Committee may hold or apply the Benefits at issue or any part thereof for the benefit of the Participant, the Participant’s spouse, or Beneficiary in such manner as the Committee may deem proper.

8.6 Unclaimed Interests. If the Committee shall at any time be unable to make distribution or payment of Benefits hereunder to a Participant or any Beneficiary by reason of the fact that his whereabouts are unknown, the Committee shall so certify, and thereafter the Committee shall make a reasonable attempt to locate such missing person. If such person continues missing for a period of three (3) years following such certification, the interest of such Participant in the Plan shall, in the discretion of the Committee, be distributed to the Beneficiary of such missing person.

8.7 References to Code, Statutes and Regulations. Any and all references in the Plan to any provision of the Code, ERISA, or any other statute, law, regulation, ruling or order shall be deemed to refer also to any successor statute, law, regulation, ruling or order.

8.8 Liability. The Company, and its directors, officers and employees, shall be free from liability, joint or several, for personal acts, omissions, and conduct, and for the acts, omissions and conduct of duly constituted agents, in the administration of the Plan, except to the extent that the effects and consequences of such personal acts, omissions or conduct shall result from willful misconduct. However, this Section 8.8 shall not operate to relieve any of the aforementioned from any responsibility or liability for any responsibility, obligation, or duty that may arise under ERISA.

8.9 Governing Law; Severability. The Plan shall be construed according to the laws of the State of Delaware, including choice of law provisions, and all provisions hereof shall be administered according to the laws of that State, except to the extent preempted by federal law. A final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. In the event that any one or more of the provisions of the Plan shall for any reason be held to be invalid, illegal, or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, but the Plan shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein, and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

8.10 Tax Consequences of Compensation Reductions. The income tax consequences to Participants of Compensation reductions under the Plan shall be determined under applicable federal, state and local tax law and regulation.

8.11 Taxes. The Company shall be entitled to withhold any taxes from any distribution hereunder or from other compensation then payable, as it believes necessary, appropriate, or required under relevant law.

8.12 Section 409A. Notwithstanding any other provision of the Plan, this Plan is intended to comply with Section 409A of the Code and shall at all times be interpreted in accordance with such intent such that amounts credited to Participant’s Accounts shall not be taxable to Participants until such amounts are paid to Participants in accordance with the terms of the Plan. In furtherance thereof, no payments may be accelerated under the Plan other than to the extent permitted under Section 409A of the Code. To the extent that any provision of the Plan violates Section 409A of the Code such that amounts would be taxable to a Participant prior to payment or would otherwise subject a Participant to a penalty tax under Section 409A of the Code, such provision shall be automatically reformed or stricken to preserve the intent hereof. To the extent that the Company determines that Participants may be given greater flexibility to modify or revoke deferral elections under the Plan in a manner consistent with Section 409A of the Code (based on future guidance promulgated by the Internal Revenue Service and the Treasury Department from time to time), the Company may (but shall not be obligated to) amend the Plan to provide for such greater flexibility.

CARDINAL HEALTH 409, INC.